Exhibit 99.1


       Group 1 Automotive's Chief Financial Officer Steps Down

   HOUSTON--(BUSINESS WIRE)--Jan. 27, 2004--Group 1 Automotive, Inc. (NYSE:GPI), a Fortune 500 specialty retailer, today announced that its executive vice president - chief financial officer, Scott L. Thompson, has resigned effective March 31, 2004. Thompson has decided to step down in order to spend time with his father, who is in poor health. Michael J. Poppe, vice president - corporate controller, will be promoted to the new position of chief accounting officer. Poppe has served as corporate controller of the company since 1997. A search for a new chief financial officer is currently under way.
   "Scott has been with the company since 1996. He has played a major role in the growth and development of Group 1, and for that we thank him. We respect his decision and wish him and his family the best," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer.

   About Group 1 Automotive, Inc.

   Group 1 currently owns 74 automotive dealerships comprised of 116 franchises, 30 brands, and 27 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
   Group 1 Automotive can be reached on the Internet at www.group1auto.com

    CONTACT: At Group 1:
             B.B. Hollingsworth, Jr., 713-647-5700
             or
             Scott L. Thompson, 713-647-5700
             or
             Kim Paper Canning, 713-647-5700
             or
             At Fleishman-Hillard:
             Investors/Media
             Russell A. Johnson, 713-513-9515